                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                STERLING BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                STERLING BANCORP
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO                          STERLING BANCORP
                  540 MADISON AVENUE / NEW YORK, N.Y. 10022

LOUIS J. CAPPELLI
      CHAIRMAN
 & CHIEF EXECUTIVE
      OFFICER

                                                                  March 14, 1996

Dear Shareholder:

Sterling's Annual Meeting of Shareholders will be held on Thursday, April 18, 1996, at 10:00 a.m. in the Company's Board Room at 540 Madison Avenue (3rd Floor), New York, N.Y. and you are invited to attend.

By any measure, 1995 was an impressive year for Sterling Bancorp: net income increased 41% over 1994 as we continued to build our unique niche market position into an enviable banking and financial service franchise -- a springboard for future growth. The Annual Meeting will provide an opportunity to review with you Sterling's achievements and give you a chance to meet your directors.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. Proxy material for the meeting accompanies this letter and I urge you to sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible.

Thank you very much for your continued interest and support.

                                         Sincerely,

                                         Louis Cappelli

                                      LOGO
                                STERLING BANCORP

                  540 MADISON AVENUE, NEW YORK, NY 10022-3299

                            NOTICE OF ANNUAL MEETING

                                 APRIL 18, 1996

     The Annual Meeting of Shareholders of Sterling Bancorp will be held on Thursday, April 18, 1996 at 10:00 o'clock A.M. New York City time at the offices of the Company, 540 Madison Avenue, New York, New York 10022-3299 (at 55th Street) to consider and act upon the following matters:

          1. Election of 10 directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

          2. Approval of Stock Incentive Plan Amendment, as described in the accompanying Proxy Statement.

          3. Such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on March 1, 1996 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of and vote at the Annual Meeting.

                                   IMPORTANT

     WE URGE THAT YOU SIGN, DATE AND SEND IN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES PERSONALLY AT THE MEETING, SINCE YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                       By Order of the Board of Directors

                                                  JERROLD GILBERT
                                                          Secretary
March 14, 1996

                                STERLING BANCORP
                               540 Madison Avenue
                           New York, N.Y. 10022-3299
                               ------------------

                                PROXY STATEMENT

                               ------------------

                                 MARCH 14, 1996

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Bancorp ("Company") with respect to the Annual Meeting of Shareholders of the Company to be held on April 18, 1996. Any proxy given by a shareholder may be revoked at any time before it is voted by giving appropriate notice to the Secretary of the Company or by delivering a later dated proxy or by a vote by the shareholder in person at the Annual Meeting. Proxies in the accompanying form which are properly executed by shareholders and duly returned to the Company and not revoked will be voted for all nominees listed under "Election of Directors," for the amendment of the Company's Stock Incentive Plan, and on other matters in accordance with the Board of Directors' recommendations, unless the shareholder directs otherwise. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 19, 1995.

     The outstanding shares of the Company at the close of business on March 1, 1996 entitled to vote at the Annual Meeting consisted of 6,395,722 Common Shares, $1 par value ("Common Shares"), and 251,288 Preferred Shares, ("Preferred Shares") of which 1,288 are Series B ($5 par value) and 250,000 are Series D ($10 par value). All outstanding Common Shares and Preferred Shares vote together and not as separate classes.

     The Common Shares and the Preferred Shares are entitled to one vote for each share on all matters to be considered at the meeting and the holders of a majority of such shares, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. Only shareholders of record at the close of business on March 1, 1996 are entitled to vote at the Annual Meeting.

     Assuming the presence of a quorum, directors are elected by a plurality of the votes cast; approval of the Stock Incentive Plan Amendment requires the affirmative vote of a majority of the holders of outstanding shares entitled to vote. Accordingly, abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares held in street name for a customer) will have the effect of a vote cast against the Stock Incentive Plan Amendment but no effect on other matters.

                             ELECTION OF DIRECTORS

     Ten directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting of Shareholders to be held on April 18, 1996, to serve until the next Annual Meeting and until their respective successors have been elected. It is intended that, unless authority to vote for any nominee or all nominees is withheld, the accompanying proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, having been elected at the 1995 Annual Meeting of Shareholders. There is no family relationship between any of the nominees or executive officers. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur.

     The information set forth in the following table has been furnished by the nominees:

                                                                                    YEAR
         NAME, PRINCIPAL OCCUPATION FOR LAST FIVE YEARS,                         ELECTED A
    BUSINESS EXPERIENCE, DIRECTORSHIPS AND DIRECTORSHIP OF THE                    DIRECTOR
COMPANY AND OF STERLING NATIONAL BANK & TRUST COMPANY OF NEW YORK                  OF THE
   ("BANK"), A SUBSIDIARY OF THE COMPANY, AND OTHER INFORMATION       AGE         COMPANY
------------------------------------------------------------------    ----      ------------
Joseph M. Adamko*                                                     63          1992
  Former Managing Dir., Manufacturers Hanover Trust Co.; Vice
  Chairman of the Company and of the Bank; Director of the Bank

Lillian Berkman*                                                      73          1989
  President and Chief Executive Officer, General Alarm
  Corporation; Director of the Bank

Louis J. Cappelli *                                                   65          1971
  Chairman of the Board and Chief Executive Officer of the
  Company; Chairman of the Board and Director of the Bank

Walter Feldesman*                                                     78          1975
  Counsel, Baer Marks & Upham; Director of the Bank

Allan F. Hershfield                                                   64          1994
  President, Fashion Institute of Technology; Director of the Bank

Henry J. Humphreys                                                    67          1994
  Executive Director, American Association of the Sovereign
  Military Order of Malta; Director of the Bank

John C. Millman*                                                      53          1988
  President of the Company; President, Chief Executive Officer and
  Director of the Bank

Maxwell M. Rabb                                                       85          1989
  Counsel, Kramer, Levin, Naftalis, Nessen, Kamin & Frankel;
  former United States Ambassador to Italy; Director of the Bank

Eugene T. Rossides                                                    68          1989
  Senior Counsel, Rogers & Wells; former Assistant Secretary,
  United States Treasury Department; Director of the Bank

William C. Warren*                                                    87          1988
  Dean Emeritus, Columbia University School of Law; Of Counsel,
  Roberts & Holland; Director of the Bank

---------------

* Member of Executive Committee.

     The following nominees hold directorships in public companies: Mr. Adamko, Tommy Hilfiger Corporation; and Mr. Rabb, Defense Software & Systems, Inc. and M.I.C. Industries, Inc.

     Reference is made to "Security Ownership of Directors and Executive Officers and Certain Beneficial Owners" on page 9 for information as to the nominees' holdings of the Company's equity securities.

EXECUTIVE COMPENSATION AND RELATED MATTERS

     The following table sets forth information concerning the compensation for the Company's last three completed fiscal years with respect to its chief executive officer and the four other most highly compensated executive officers who served as such at December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                              ANNUAL          ------------
                                                           COMPENSATION        SECURITIES     ALL OTHER
                                                       --------------------    UNDERLYING      COMPEN-
          NAME AND PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)    OPTIONS(#)    SATION($)(1)
----------------------------------------------- ----   ---------   --------   ------------   ------------
Louis J. Cappelli                               1995    306,324    150,000                      26,556
  Chairman of the Board and                     1994    251,000     85,000                      20,032
  Chief Executive Officer,                      1993    239,279     55,000       35,000         18,634
  Sterling Bancorp
  Chairman of the Board,
  Sterling National Bank
John C. Millman                                 1995    221,019    100,000                       5,331
  President,                                    1994    189,500     65,000                       2,785
  Sterling Bancorp                              1993    180,288     43,000       25,000          2,937
  President and Chief Executive Officer,
  Sterling National Bank
Jerrold Gilbert                                 1995    122,500     10,000                       2,716
  Executive Vice President,                     1994    117,500     10,000                       2,704
  General Counsel and Secretary,                1993    112,500      4,000        5,000          2,161
  Sterling Bancorp
  Executive Vice President,
  General Counsel and Secretary,
  Sterling National Bank
Leonard Rudolph                                 1995    126,000     15,000                       2,790
  Vice President,                               1994    120,000     12,000                       2,379
  Sterling Bancorp                              1993    112,500     14,350        5,000          2,037
  Senior Vice President,
  Sterling National Bank
John A. Aloisio                                 1995    127,500     12,000                       2,865
  Vice President,                               1994    122,500      9,000                       2,482
  Sterling Bancorp                              1993    117,500      7,000        5,000          2,117
  Senior Vice President,
  Sterling National Bank

---------------

     (1) Represents for each executive the term life insurance premiums paid by the Company on his behalf plus his allocable share of the Company's Employee Stock Ownership Plan ("ESOP") compensation expense, and as to Messrs. Cappelli and Millman, $4,255 and $2,278, respectively, accruing to them for 1995 under the Company's supplemental pension benefit plan (see "Retirement Plans" below) as compensation for Internal Revenue Code limitations on contributions to the ESOP for them.

     Mr. Cappelli, who had theretofore been Senior Executive Vice President, became the Company's President and Chief Operating Officer in February, 1992, and became its Chairman and Chief Executive Officer in June, 1992. Mr. Millman was elected President of the Company in April, 1993, having previously been Executive Vice President.

     Employment Contracts. The Company has agreements with Messrs. Cappelli and Millman which currently provide for terms extending until December 31, 2000 and December 31, 1998, respectively, and contain change of control provisions entitling the executive to monthly severance payments equal to one-twelfth of base salary for a period of 36 months if the executive is terminated other than for cause or has good reason to terminate his employment, all as defined in the agreements. The executive also has twelve months after a change of control to terminate his employment for any reason and receive the severance benefits. These agreements were entered into upon the recommendation of the Board's Compensation Committee in 1993.

     Retirement Plans. In November 1984, (1) the Sterling Bancorp/Sterling National Bank and Trust Company of New York Employees' Retirement Plan ("New Plan"), a defined benefit plan which covers all of their respective eligible employees, was adopted and (2) the separate defined benefit plans ("Old Plans") previously maintained by Sterling National Bank and Standard Financial Corporation (since merged into the Company) were terminated, vesting the benefits of the participants in the Old Plans for all years of credited service. The New Plan gives credit for credited service under the Old Plans but provides, in substance, for a participant's vested benefits under the Old Plans to be offset against the benefits to be provided the participant under the New Plan. Accordingly, the retirement benefits to be provided a continuing employee can be determined simply by reference to the provisions of the New Plan.

     An employee becomes eligible for participation in the New Plan upon the attainment of age 21 and the completion of one year of service. All contributions required of the New Plan are made by the employers and no employee contributions are required or permitted.

     The following table sets forth the estimated annual retirement benefits, on a life annuity and guaranteed 10 year certain basis, payable to persons in specified remuneration and years of service classifications, not subject to any offset amount.

                               PENSION PLAN TABLE

   HIGHEST
 CONSECUTIVE
  FIVE YEAR
   AVERAGE                                       ESTIMATED ANNUAL RETIREMENT BENEFIT* AT AGE 65 FOR
COMPENSATION                                          REPRESENTATIVE YEARS OF CREDITED SERVICE
   IN LAST         ---------------------------------------------------------------------------------------------------------------
  10 YEARS           10           15           20           25           30           35           40           45           50
-------------      -------     --------     --------     --------     --------     --------     --------     --------
  $100,000.......  $14,760     $ 22,140     $ 29,520     $ 36,900     $ 44,280     $ 51,660     $ 59,040     $ 66,420     $ 73,800
   150,000.......   22,260       33,390       44,520       55,650       66,780       77,910       89,040      100,170      111,300
   200,000.......   29,760       44,640       59,520       74,400       89,280      104,160      119,040      133,920      148,800
   250,000.......   37,260       55,890       74,520       93,150      111,780      130,410      149,040      167,670      186,300
   300,000.......   44,760       67,140       89,520      111,900      134,280      156,660      179,040      201,420      223,800
   350,000.......   52,260       78,390      104,520      130,650      156,780      182,910      209,040      235,170      261,300
   400,000.......   59,750       89,640      119,520      149,400      179,280      209,160      239,040      268,920      298,800
   450,000.......   67,260      100,890      134,520      168,150      201,780      235,410      269,040      302,670      336,300
   500,000.......   74,760      112,140      149,520      186,900      224,280      261,660      299,040      336,420      373,800

---------------

     * Figures in the table do not give effect to provisions of the Tax Equity and Fiscal Responsibility Act of 1982 which impose limitations on maximum retirement benefits payable after December 31, 1982 or of provisions of the Revenue Reconciliation Act of 1993, which impose further limitations as to benefits payable after December 31, 1993 but reflect the provisions of the Company's supplemental pension benefit plan, as amended, ("Supplemental Plan") providing for supplemental payments to retirees of the Company in amounts equal to the difference between the retirement benefits such retirees actually receive and the amount which would have been received if Internal Revenue Code limitations were not in effect.

     Annual benefits are calculated on the highest consecutive five-year average compensation during the ten years preceding retirement as provided in the New Plan.

     The pensions computed under the New Plan are equal to the sum of:

          (1) 1% of the average compensation up to $4,800, multiplied by the number of years of credited service, plus

          (2) 1 1/2% of the average compensation in excess of $4,800, multiplied by the number of years of credited service.

     Average compensation under the New Plan includes salary compensation but not other types of compensation; bonus compensation for designated senior management executives, including the Chairman and President, is included under the Supplemental Plan as currently in effect.

     The current number of years of service credited to Messrs. Cappelli, Millman, Gilbert, Aloisio and Rudolph are 44, 19, 21, 5 and 5 respectively.

OTHER PLANS

     The following table sets forth information as to incentive stock options held at December 31, 1995 by each of the executive officers named in the summary compensation table; no other options or stock appreciation rights ("SARs") were held by such officers.

                         FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF COMMON SHARES
                                             UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                                                 OPTIONS HELD AT                  IN-THE-MONEY OPTIONS
                                                 FISCAL YEAR END                   AT FISCAL YEAR END
                                         -------------------------------     -------------------------------
                 NAME                    EXERCISABLE     NON-EXERCISABLE     EXERCISABLE     NON-EXERCISABLE
---------------------------------------  -----------     ---------------     -----------     ---------------
Louis J. Cappelli......................     25,000            10,000          $ 131,250          $52,500
John C. Millman........................     25,000                              131,250
Jerrold Gilbert........................      5,000                               22,500
Leonard Rudolph........................      5,000                               22,500
John A. Aloisio........................      5,000                               22,500

     Following a study commenced in 1992, the Board determined that in lieu of further contributions to the profit sharing plans which the Company and Sterling National Bank have had for many years, the Company should utilize an Employee Stock Ownership Plan; under that Plan, all employees of the Company and its subsidiaries who have attained age 21 and completed one year of service of at least 1,000 hours are eligible participants.

PERFORMANCE GRAPH

     The following graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Company's Common Shares compared to the cumulative total return on the Standard & Poor's 500 Index (the "S&P 500 Index") and peer group of selected banking companies (the "Peer Group"). The stock price performance shown on the graph below is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG STERLING BANCORP, THE S&P 500 INDEX AND A PEER GROUP

      MEASUREMENT PERIOD           STERLING
    (FISCAL YEAR COVERED)           BANCORP       PEER GROUP        S&P 500
1990                                       100             100             100
1991                                        87             116             130
1992                                       130             156             140
1993                                       118             211             155
1994                                       102             223             157
1995                                       202             337             215

---------------
 * $100 invested on 12/31/90 in Stock or Index.
   Including reinvestment of dividends.
   Fiscal year ending December 31.

** The peer banking companies were selected utilizing the same criteria as in the Company's prior proxy statements -- that is banking companies which were, like the Company, publicly traded, located in the New York - New Jersey - Connecticut, tri-state area with assets in the same size range at the outset. They comprise: B.M.J. Financial Corp., DS Bancor, Inc., Evergreen Bancorp, Inc., Merchants New York Bancorp, Newmil Bancorp, North Fork Bancorporation, Inc., Trustco Bank Corp., United National Bancorp., Webster Financial Corp.

     The preceding graph reflects the fact that while the Company's net income and income per share have increased more than 20% annually since current top management took office in 1992 (see the table below taken from "Selected Financial Data" in the Company's 1995 annual report), the price of the Company's Common Shares did not begin to increase until 1995.

           YEARS ENDED DECEMBER 31              1991        1992       1993       1994       1995
---------------------------------------------  -------     ------     ------     ------     ------
Net income (loss)............................  $(4,692)    $2,577     $3,155     $4,006     $5,638
Per average common share.....................     (.74)       .41        .50        .63        .88
Dividends per common share*..................      .22        .20        .20        .21        .25

---------------
* The quarterly dividend was increased to $.06 during the last quarter of 1994 and to $.07 during the last quarter of 1995.

     In this context, the graph below, which compares the percentage changes in total shareholder return on the Company's Common Shares to the S&P 500 Index and the Peer Group for the one year period ending December 31, 1995 may be of interest.

                COMPARISON OF 12 MONTH CUMULATIVE TOTAL RETURN*
           AMONG STERLING BANCORP, THE S&P 500 INDEX AND A PEER GROUP

      MEASUREMENT PERIOD           STERLING
    (FISCAL YEAR COVERED)           BANCORP       PEER GROUP        S&P 500
1994                                       100             100             100
1995                                       198             151             138

---------------
 * $100 invested on 12/31/94 in Stock or Index. Including reinvestment of dividends. Fiscal year ending December 31.

MEETINGS AND ATTENDANCE OF DIRECTORS; COMMITTEES; FEES

     During the year ended December 31, 1995, the Board of Directors of the Company held five regularly scheduled meetings. In addition, various committees of the Board met at regular meetings. No director attended fewer than 75% of the meetings he or she was required to attend. The Company has standing audit and compensation committees and does not have a nominating committee or a committee performing similar functions.

     The members of the audit committee ("Audit Committee") are Messrs. Feldesman (chair), Adamko, Humphreys and Rossides. The Committee held two meetings during the year ended December 31, 1995. Among the functions of the Audit Committee are to review the scope of the audit by the Company's independent accountants, to consider issues which may arise in the course of the audit, monitor the adequacy of the Company's internal accounting controls, discuss the services, fees and charges of the independent accountants, report to the Board in respect of these matters, and recommend the firm to be retained as independent accountants for the Company.

     At its December, 1992 meeting, the Board appointed a Compensation Committee consisting of four non-management directors: Mrs. Berkman, Mr. Feldesman, Mr. Rabb and Mr. Warren; they remain the Committee's members. As it was requested to do, the Committee made recommendations (which the Board approved and adopted), first, as to the corporate policies to be adopted regarding the extent to which executive officer compensation should be performance related and the performance measures which should be considered and, second, as to the compensation and other key terms of employment agreements with Mr. Cappelli and Mr. Millman. The Committee (whose report is Exhibit A to this proxy statement) maintains ongoing responsibility for these matters. The Committee held three meetings during the year ended December 31, 1995.

     Directors who are not salaried officers receive fees for attendance at Board and committee meetings. Each eligible director receives $700 for attending each Board meeting, $400 for attending each committee meeting and a $500 supplemental payment in December of each year. Expenses of directors incurred in traveling to Board and committee meetings are reimbursed by the Company. The Chairman of the Audit Committee receives an annual stipend of $3,000 for service in such capacity in lieu of Audit Committee meeting fees. Mr. Adamko, Vice Chairman of the Company and the Bank, receives a monthly fee of $3,750 but does not receive attendance fees.

TRANSACTIONS WITH THE COMPANY AND OTHER MATTERS

     From time to time, officers and directors of the Company and their family members or associates have purchased or may purchase short-term notes of the Company and certificates of deposit from the Bank on the same terms available to other persons. The Bank also makes loans from time to time to related interests of directors. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. Messrs. Feldesman, Rabb and Warren each are counsel to law firms that the Company retained during its last fiscal year.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of March 13, 1996, holdings of the Company's Common Shares and Preferred Shares by each director and each of the executive officers named in the Summary Compensation Table on page 3 and by all directors and executive officers as a group. The Common Shares are traded on The New York Stock Exchange and the closing price on March 13, 1996 was $12.50 per share.

                                                                                              % OF OUTSTANDING
                                         COMMON      % OF OUTSTANDING        SERIES D             SERIES D
                NAME                  SHARES(1)(2)    COMMON SHARES     PREFERRED SHARES(1)   PREFERRED SHARES
------------------------------------  ------------   ----------------   -------------------   ----------------
Joseph M. Adamko....................       1,000              +
Lillian Berkman.....................       8,300            .13
Louis J. Cappelli...................     176,121           2.75                 6,867                2.75
Walter Feldesman....................       3,500              +
John C. Millman.....................      81,241           1.27                 5,957                2.38
Maxwell M. Rabb.....................         700              +
Eugene T. Rossides..................       2,814              +
William C. Warren...................      14,186            .22
Allan F. Hershfield.................         800              +
Henry J. Humphreys..................         700              +
Jerrold Gilbert.....................      38,290            .60                 4,601                1.84
Leonard Rudolph.....................       8,423            .13                 4,744                1.90
John A. Aloisio.....................       9,094            .14                 4,690                1.88
All directors and executive officers
  as a group (15 in group)..........     356,722           5.57                33,555               13.42

---------------

+ Less than .1 of 1%

     (1) Each nominee and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Cappelli, Millman, Gilbert, Rudolph and Aloisio, and all directors and executive officers as a group, shares shown as owned include 41,397, 3,711, 15,409, 2, 2 and 61,824 Common Shares, respectively, held in profit sharing plans as to which they have power to direct the vote, and the Preferred Shares, set forth above, held by the Company's Employee Stock Ownership Trust upon which they are currently entitled to direct the vote. The shares shown as owned include as to each director 500 Common Shares and as to Messrs. Cappelli, Millman, Gilbert, Rudolph, and Aloisio, and all executive officers as a group, 25,000, 25,000, 5,000, 5,000, 5,000 and 70,000 Common
Shares, respectively, covered by outstanding incentive stock options exercisable within 60 days, and, as to Messrs. Cappelli, Millman, Gilbert, and all executive officers as a group include 50,000, 35,000, 5,000 and 92,500 Common Shares, respectively, granted under the Company's Stock Incentive Plan as to which they do not have sole investment power, and as to the persons named in note (2) below and all directors and officers as a group, include shares issuable on conversion of Debentures held as set forth in note (2). In addition, the shares shown as owned by Mr. Cappelli include 298 Common Shares owned by his wife, the shares shown as owned by Mr. Millman include 20 shares owned by his wife as custodian, and the shares shown as owned by Mr. Gilbert include 100 shares owned as custodian, beneficial ownership of which each of them disclaims.

     (2) Mrs. Berkman and Messrs. Cappelli and Warren own $10,000 (less than .1 of 1%), $50,000 (0.3%) and $50,000 (0.3%) principal amounts, respectively, of the Company's Floating Interest Rate Convertible Subordinated Debentures, 4th Series, due 1998 ("4th Series Debentures"), which are convertible into Common Shares at a price of $12.50 per share. Messrs. Warren and Rudolph own $6,000 and $7,000 principal amounts, respectively, of the Company's Floating Interest Rate Convertible Subordinated Debentures, Series V, due 2001, which are convertible into Common Shares at a price of $8.75 per share.

     The following table sets forth the number of Common Shares owned beneficially by Dimensional Fund Advisors, Inc. based upon information provided by it to the Company as of December 31, 1995.

                                                                    NUMBER AND
                                                                     NATURE OF
                                                                   COMMON SHARES      APPROXIMATE
                                                                   BENEFICIALLY      PERCENTAGE OF
                        NAME AND ADDRESS                               OWNED             CLASS
-----------------------------------------------------------------  -------------     -------------
Dimensional Fund Advisors Inc. ("Dimensional")...................     477,300(1)         7.52%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

---------------

     (1) Dimensional has advised the Company that it is a registered investment advisor and is deemed to have beneficial ownership of 477,300 Common Shares as of December 31, 1995, all of which Shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, the DFA Investment Trust Company, a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional has advised the Company that all such Shares are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than 5% of the class.

     Sterling Bancorp and Subsidiaries Employee Stock Ownership Trust (whose address is 355 Lexington Ave., New York, NY 10017, Attn: Trust Dept.), established pursuant to the Sterling Bancorp and Subsidiaries Employee Stock Ownership Plan ("ESOP"), owns all 250,000 outstanding shares of Series D Preferred Stock, each share of which is convertible into one Common Share. Until these shares are allocated, voting rights are passed through to participants in the ESOP based on relative compensation in the most recent calendar year. After any shares have been allocated, participants vote shares allocated to their respective ESOP accounts, and receive passed through voting rights with respect to unallocated shares based on relative ESOP account balances. Any Shares with respect to which voting instructions are not received are to be voted by the ESOP Committee.

     Except as set forth above, the Company does not know of any person that owns more than 5% of any class of the Company's voting securities.

     The Company believes that all required filings have been made under Section 16(a) of the Securities Exchange Act of 1934 by the Company's directors and executive officers. In making this statement, the Company has relied on copies of the reporting forms received by it or on the written representations from certain reporting persons that no Forms 5 were required to be filed under the applicable rules of the Securities and Exchange Commission.

                   APPROVAL OF STOCK INCENTIVE PLAN AMENDMENT

     In April 1992, shareholders approved adoption of the Company's Stock Incentive Plan, which authorized the grant of awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock or a combination of these. Information as to the types of awards and the Federal income tax consequences of each type is set forth under appropriate captions on pages 11 through 13 below. All of the 100,000 shares covered by the Plan were awarded in the form of incentive stock options.

     In April 1995, shareholders approved an amendment to the Plan which increased the aggregate number of shares subject to the Plan by 300,000 and provided for the automatic grant of options to directors who are not also employees or officers of the Company or a subsidiary ("Non-Employee Directors"). Since then, awards covering an aggregate of 236,000 shares were made. After giving effect to such grants, only 64,000 shares remained available under the Plan.

     The Compensation Committee has advised the Board of Directors of its belief that there should be greater utilization of stock-based compensation and has recommended that the number of shares available under the Plan be increased by 300,000 shares (see "Compensation Committee Report" attached as

Exhibit A to this Proxy Statement). The Board of Directors has approved and recommends to the shareholders an amendment to the Plan which would increase the aggregate number of shares subject to it by 300,000. The text of the amendment is attached as Exhibit B to this Proxy Statement. No grants will be made under the Plan pursuant to the proposed amendment unless the shareholders approve the amendment at the 1996 Annual Meeting.

     Approval of the amendment requires the affirmative vote of a majority of the holders of outstanding shares entitled to vote.

     The Board of Directors recommends a vote FOR the approval of the amendment, and it is intended that proxies not marked to the contrary will be so voted.

ADMINISTRATION

     Authority to administer the Plan was delegated by the Board to a Committee which consists of at least three directors, none of whom is to be eligible to participate in awards (other than automatic awards to Non-Employee Directors). In addition to Non-Employee Directors, all officers and key employees of the Company and its subsidiaries who are in positions which enable them to make significant contributions to long-term performance and profitability of the Company are eligible to receive awards. Approximately 75 employees of the Company and its subsidiaries are eligible to participate in the Plan.

TYPE OF AWARDS

     Awards granted pursuant to the Plan may take the form of Incentive Stock Options ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), Non-Qualified Stock Options ("NQSOs"), Stock Appreciation Rights ("SARs"), Restricted Stock or a combination of these forms of awards.

     Incentive Stock Options. The exercise price of an ISO may not be less than 100% of the fair market value of the Company's Shares on the date of grant. If the aggregate market value (determined on the date of grant) of all shares subject to ISOs that first become exercisable by an individual optionee in a single calendar year exceeds $100,000, the excess is to be treated as NQSOs. A Participant may exercise an ISO during the option period at such time, and in such amounts (subject to a 100 share minimum), as he desires and may pay the exercise price in cash or in such other consideration as the Committee may determine. All ISOs granted under the Plan are exercisable for a ten year period, on a cumulative basis at a rate of twenty-five (25%) each year, beginning one year after the date of grant, unless the Committee determines otherwise. In the event of termination of an optionee's employment, any unexercised portion of the ISO will terminate. If such termination of employment is by reason of death or disability, the ISO may be exercised for a period of 12 months after such termination, unless the expiration date of the ISO occurs sooner. Additional restrictions apply to ISOs granted to a 10 percent stockholder (as defined in Section 424 of the Code).

     Non-Qualified Stock Options. All Non-Qualified Stock Options granted under the Plan may be for such (i) number of shares, (ii) exercise price and (iii) term as the Committee, in its sole discretion, may determine. The unexercised portion of an NQSO terminates upon termination of the optionee's employment, unless the Committee in its sole discretion determines otherwise. In the event of termination by reason of retirement at or after age 65, disability, or death, the unexercised portion of any NQSO shall expire three months after retirement or disability or one year after death, unless the expiration date of the NQSO occurs sooner. All NQSOs granted under the Incentive Plan are exercisable beginning six months after the date of grant unless the Committee determines otherwise.

     Stock Appreciation Rights. Pursuant to the terms of the Plan SARs are granted only (i) in conjunction with the granting of options, (ii) in an amount not in excess of the number of Shares granted in the related option and (iii) on terms providing that the exercise of an option for a given number of shares terminates the related SAR for that number of shares (so that the total number of shares for which an option and the related SAR may be exercised cannot exceed the number of shares granted in the option.) SARs provide the participant with an amount equal to the difference between the fair market value of the Shares on the date the SAR is exercised and the exercise price of the option; such amount is to be paid, in the discretion of the Committee, either in cash or in shares (valued at their fair market value on the date of exercise) or a combination thereof. Each SAR is subject to the same conditions on termination of employment as the related option.

     Restricted Stock. A recipient of Restricted Stock may be entitled to receive Shares of the Company at no out-of-pocket cost or to purchase Shares of the Company at a price determined by the Committee which is expected to be below the fair market value of the Shares. The time period of the restrictions and rate of lapse of such restrictions will be determined by the Committee in its sole discretion.

     Shares. The number of shares available is subject to adjustment in order to prevent dilution. To the extent that options expire or are cancelled without having been exercised or Restricted Stock is forfeited, the shares involved shall become available for future grants or awards.

NON-EMPLOYEE DIRECTOR GRANTS

     Under the Plan, as amended, each Non-Employee Director will automatically be granted a Non-Qualified Stock Option ("NQSO") on the last day the Company's Common Shares are traded in April. Such NQSO is to be for 2,000 shares, is to become exercisable in four equal installments -- commencing on the first anniversary of the date of grant -- and to expire on the fifth anniversary of such date, and is to provide for a purchase price equal to 100% of the fair market value of the Common Shares on the date of grant. Each Non-Employee Director is to be granted such an option in each April commencing in 1995 and terminating in 1999 or such earlier time as his services as a director terminate; upon such termination all options then exercisable may be exercised during a period of three months, except that if termination is by reason of death, the legal representative of the deceased Non-Employee Director has six months to exercise all options regardless of whether the decedent could have then exercised them.

AMENDMENT

     The Plan may be amended, terminated or modified by the Board at any time, except that the Board may not, without approval by a vote of the shareholders of the Company (subject, however, to changes resulting from stock dividends, stock splits or similar changes in the Company's capitalization), (i) increase the maximum number of shares for which options and awards may be granted under the Plan, (ii) reduce the exercise price at which options may be granted, (iii) extend the period during which options may be granted or exercised beyond the times originally prescribed, (iv) change the persons eligible to participate in the Plan, or (v) increase the number of options or awards that may be granted to a participant or materially increase the benefits accruing to participants under the Plan. No such termination, modification or amendment may affect the rights of a participant under an outstanding option or the grantee of an award.

FEDERAL INCOME TAX CONSEQUENCES

     In general, except as described below with respect to Restricted Stock, no taxable income will be recognized by the participant, and no deduction will be allowed to the Company, upon the grant of any option, SAR or shares of Restricted Stock under the Plan.

     Non-Qualified Stock Options. In general, upon exercise of an NQSO, an optionee will recognize income in the year in which the option is exercised in an amount equal to the difference between the fair market value of the Shares on the date of exercise and the exercise price; the amount so recognized as income will be deductible by the Company.

     Upon any subsequent sale of the shares, the optionee's basis in the shares for determining gain or loss will be the sum of the exercise price and any income recognized upon exercise. If the shares purchased as a result of the exercise of such option constitute a capital asset in the hands of the optionee, any gain or loss recognized to the optionee upon the sale or other disposition of any of these shares will be a capital gain or loss, either long-term or short-term, depending upon the holding period of the shares.

     Incentive Stock Options. No taxable income will be recognized by the optionee upon the exercise of an ISO, but the difference between the fair market value of the shares on the date of exercise and the exercise price is an item of tax preference, subject to the possible application of the alternative minimum tax. If the shares purchased on the exercise of an ISO are held for a period of at least two years from the date of the grant of the option and one year from the date the option is exercised, any gain recognized on a subsequent sale of such Shares will constitute long-term gain rather than ordinary income, and the Company will not be entitled to any deduction with respect to the option.

     However, if the optionee disposes of such shares within one year from the date of exercise or two years from the date of the grant of the option, the excess of the lesser of the fair market value of the shares at the time of exercise and the amount realized by the optionee on such disposition over the exercise price will be taxed as ordinary income, and the Company will be entitled to a corresponding deduction. Any further gain or any loss recognized on such a disposition generally will be a capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

     Stock Appreciation Rights. Upon exercise of an SAR the amount of cash received (or the value of any shares received) must be treated as compensation income by the employee. Under such circumstances, the Company will be entitled to a corresponding tax deduction in the same amount which the employee is required to treat as compensation income.

     Restricted Stock. The award of Restricted Stock to an employee is not taxable to the employee at the time of grant. Generally, the employee will recognize ordinary income when the restrictions against transfer of the stock lapse in an amount equal to the value of the stock at that time. Alternatively, the employee can elect under Section 83(b) of the Code (a "Section 83(b) Election") to include the value of the Stock at the time of the grant, less any amount paid for it, in his income for the year in which he received the Restricted Stock. The employee must file this election with the Internal Revenue Service within 30 days after the Restricted Stock is transferred to him. If the employee makes this election, subsequent changes in the value of the stock will not result in ordinary income or loss to him. However, if the stock is later forfeited, the employee will not be entitled to any deduction with respect to the amount he earlier included as ordinary income. The Company will be entitled to an income tax deduction in the year in which the employee recognized ordinary income with respect to the Restricted Stock in an amount equal to the income recognized by the employee.

     If no Section 83(b) Election is made, (i) no income will be recognized by the employee (and the Company will not be entitled to a deduction) with respect to the Restricted Stock until the date the restrictions lapse, (ii) any dividends paid on the Restricted Stock until the restrictions lapse will be taxed to the employee as compensation income (and the Company will be entitled to a deduction) and (iii) the employee will recognize ordinary income at the time the restrictions lapse in an amount equal to the fair market value of the Restricted Stock at that time, less the amount paid, if any, and the Company will be entitled to a corresponding deduction.

     On April 28, 1995, pursuant to the terms of the Plan, NQSO's to purchase 2,000 Common Shares were granted to each of the Company's eight Non-Employee Directors at a price of $7.25 per share, the closing price of the Common Shares on such date. Effective January 3, 1996, ISO's covering 34,000 Common Shares were granted to executive officers (7,000 to Mr. Gilbert; 15,000 to Mr. Rudolph; and 12,000 to Mr. Aloisio), ISO's covering 75,500 Common Shares were granted to other employees, restricted stock awards covering 92,500 Common Shares were made to executive officers (including 50,000 to Mr. Cappelli, 35,000 to Mr. Millman, and 5,000 to Mr. Gilbert), and restricted stock awards covering 18,000 Common Shares were made to other employees. Generally, the ISO's become exercisable on the first anniversary of the effective date, and the restrictions on the restricted stock lapse, as to 25% of the shares, on each of the next four anniversaries of the effective date. The exercise price of each ISO is $12.50, the closing price of the Common Shares on January 3, 1996.

REQUIRED VOTE FOR APPROVAL

     Approval of the Amendment requires the vote of a majority of the holders of the outstanding shares entitled to vote.

     The Board of Directors recommends a vote FOR the approval of the Amendment, and it is intended that proxies not marked to the contrary will be so voted.

                                    GENERAL

INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of KPMG Peat Marwick LLP, which firm audited the financial statements for the Company's fiscal year ending December 31, 1995 and has been the auditor for the Company and its predecessors since 1958, are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

     Any shareholder who may desire to submit a proposal for inclusion in the proxy and proxy statement for the 1997 Annual Meeting of Shareholders scheduled to be held on April 17, 1997, must present such proposal in writing to the Company at 540 Madison Avenue, New York, New York 10022-3299, Attention: Jerrold Gilbert, Secretary, not later than the close of business on November 7, 1996.

OTHER

     Management knows of no other business to be presented to the Annual Meeting of Shareholders, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with their best judgment.

     The cost of the solicitation of proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by personal interview, telephone or telegram. The Company reimburses brokerage houses, custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $3,500, plus expenses, for these services.

     The Annual Report to Shareholders (which is not a part of the proxy soliciting material) for the fiscal year ended December 31, 1995 accompanies this Notice and Proxy Statement.

     THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED, WITHOUT CHARGE, TO ANY SHAREHOLDER SENDING A WRITTEN REQUEST THEREFOR TO JOHN W. TIETJEN, CHIEF FINANCIAL OFFICER, STERLING BANCORP, 540 MADISON AVENUE, NEW YORK, NY 10022-3299.

                                          STERLING BANCORP
Dated:  March 14, 1995

                                                                       EXHIBIT A

COMPENSATION COMMITTEE REPORT

     The policy of the Company -- adopted by the Board of Directors in 1993 on the recommendation of our Committee is:

          "Company policy should be to make a meaningful part of the compensation of executive officers be based on performance. While the relative importance of performance measures may vary from year to year in line with corporate business plans and the Committee's judgment, the measures would include, amongst other criteria, earnings, return on assets, return on equity, loan and deposit growth."

     In accordance with the above, 1995 targets were set for consolidated earnings, return on assets, return on equity, core loans, and deposits and customer repurchase agreements. Each performance target was set at a level representing meaningful growth over the appropriate base period.

     1995 performance exceeded bonus targets and given the level of performance achieved, we deemed it appropriate that the bonus amounts for Messrs. Cappelli and Millman be augmented to be $150,000 and $100,000 respectively, and for the terms of their employment agreements to be extended through December 31, 2000 and December 31, 1998, respectively.

     In light of the advances made by the Company, since we recommended that performance-based compensation be emphasized, we advised the Board of our belief that there should be greater utilization of stock-based compensation and in that connection recommended to the Board an increase of 300,000 in the shares available under the Company's Stock Incentive Plan, which increase the Board is recommending to the shareholders for approval at the upcoming annual meeting.

Dated: February 8, 1996

                               Walter Feldesman    Lillian Berkman, Chair
                               Maxwell M. Rabb     William C. Warren, Vice Chair

                                                                       EXHIBIT B

                STERLING BANCORP STOCK INCENTIVE PLAN AMENDMENT

     A. INTRODUCTION -- Sterling Bancorp (the "Company") desires to amend the Stock Incentive Plan originally adopted by its Board on February 20, 1992 and approved by its shareholders on April 16, 1992 as amended by its Board on February 4, 1995, which amendment was approved by its shareholders on April 20, 1995 (which upon the effectiveness of this amendment will be known as the "Sterling Bancorp Stock Incentive Plan") (the "Plan") to increase the maximum aggregate number of shares subject to the Plan by 300,000.

     B. EFFECTIVENESS -- This amendment shall become effective if it shall be approved by the vote of a majority of the outstanding voting shares entitled to notice of and to vote at the 1996 annual meeting of shareholders. In the event of any conflict between the provisions of this amendment and of the plan as originally adopted, the provisions of this amendment shall control.

     C. SHARES SUBJECT TO THE PLAN -- The first sentence of Section 3 of the Plan, as amended, is amended to further increase the number set forth therein by 300,000.

                                STERLING BANCORP

                  540 MADISON AVENUE, NEW YORK, NY 10022-3299

                                      LOGO

                           Subsidiaries and Division

               STERLING NATIONAL BANK & TRUST COMPANY OF NEW YORK
                 STANDARD FACTORS CORPORATION/STERLING FACTORS
                      STERLING INDUSTRIAL LOAN ASSOCIATION
                          STERLING BANKING CORPORATION
                         UNIVERSAL FINANCE CORPORATION
                  ZENITH FINANCIAL SERVICES COMPANY (DIVISION)

                                STERLING BANCORP

                  540 MADISON AVENUE, NEW YORK, NY 10022-3299

                                      LOGO

PROXY                                      THIS PROXY IS SOLICITED ON BEHALF
                                               OF THE BOARD OF DIRECTORS

                           (LOGO) STERLING BANCORP

                ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 1996


     The undersigned appoints Louis J. Cappelli, John C. Millman and Lillian Berkman, or any one of them, attorneys and proxies with power of substitution, to vote all of the Common Shares and Preferred Shares of Sterling Bancorp standing in the name of the undersigned at the Annual Meeting of Shareholders on April 18, 1996, and all adjournments thereof, hereby revoking any proxy heretofore given.


                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

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

                                                              Please mark  /X/
                                                              your votes
                                                              as this


                     PROPOSALS OF THE BOARD OF DIRECTORS
                      THE DIRECTORS RECOMMEND A VOTE FOR

1. ELECTION OF DIRECTORS

Joseph M. Adamko, Lillian Berkman, Louis J. Cappelli, Walter Feldesman, Allan
F. Hershfield, Henry J. Humphreys, John C. Millman, Maxwell M. Rabb, Eugene T. Rossides, William C. Warren.

                        For all       Withheld for all
                        NOMINEES          NOMINEES

                         / /                / /

To withhold authority to vote for any individual nominee(s) write that nominee's name in the space provided.


-------------------------------------------------------------

2. Proposal to approve the Stock Incentive Plan Amendment.

             FOR              AGAINST            ABSTAIN
             / /                / /                / /


3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER
IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS MADE,
THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND
"FOR" APPROVAL OF THE STOCK INCENTIVE PLAN AMENDMENT.



Signature(s)                                               Date
             --------------------------------------------       ----------------

Please mark, date, and sign as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.

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